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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 5, 1994

                            THE TIMES MIRROR COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                          1-4914                          95-1298980
(STATE OR OTHER JURISDICTION        (COMMISSION FILE NUMBER)             (I.R.S. EMPLOYEE
     OF INCORPORATION)                                                 IDENTIFICATION NO.)

                         TIMES MIRROR SQUARE
                       LOS ANGELES, CALIFORNIA                         90053
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)




       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (213) 237-3700

                                      NONE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

ITEM 5. OTHER EVENTS

MERGER TRANSACTIONS

     The Times Mirror Company (the "Company") and Cox Enterprises, Inc. ("Cox Enterprises") have entered into agreements for the merger of the Company's cable television operating units into Cox Cable Communications, Inc. ("Cox Cable"), an international cable, programming and telecommunications company. Following the transactions contemplated by the merger agreements (the "Transactions"), Cox Cable will be the nation's third largest multiple system operator serving approximately 3.1 million customers.

     The Transactions, a tax free reorganization, value Times Mirror Cable Television, Inc. ("TMCT") and its subsidiaries (collectively with TMCT, "Times Mirror Cable") at approximately $2.3 billion. The Company's shareholders, other than Chandler Trust No. 1, Chandler Trust No. 2 and Chandis Securities Company (collectively, the "Chandler Trusts"), will receive approximately 20% of Cox Cable's common stock with a value of approximately $932 million. Prior to the closing of the Transactions, the Company will borrow an additional $1.364 billion, the proceeds of which it will retain following the closing. Cox Cable will assume this indebtedness in addition to existing Cox Cable debt of $750 million. Cox Cable currently anticipates that it will apply to list its common stock for trading on the New York Stock Exchange and will have debt leverage ratios among the lowest in the cable television industry. Cox Enterprises will own approximately 80% of Cox Cable.

     Pursuant to the Transactions, the Company will contribute its newspaper and publishing businesses and all of its other businesses and assets unrelated to Times Mirror Cable to a newly formed, wholly owned subsidiary of the Company ("New Times Mirror"). Following completion of the Transactions, New Times Mirror expects to pay quarterly dividends on New Times Mirror Series A Common Stock and New Times Mirror Series C Common Stock at a rate below the rate currently paid by the Company with respect to Times Mirror Series A Common Stock and Times Mirror Series C Common Stock. Although the initial dividend for New Times Mirror has not yet been established, management's review of factors being considered in recommending a new dividend level would suggest that following the Transactions it would be appropriate to reduce the dividend level by between 66 2/3% and 80%. The dividend reduction is intended to bring the dividend policy more in line with the policy of other publicly traded publishing companies and to provide additional funds for investment in new business opportunities. New Times Mirror Series A Preferred Stock, all of which will be held by the Chandler Trusts, will be entitled to quarterly dividends at a rate which will be established at the time the New Times Mirror Series A Preferred Stock is issued (i.e., 91 days after the consummation of the Transactions), such that the New Times Mirror Series A Preferred Stock would trade at par on the issuance date on a fully distributed basis.

     In addition, the Company and Cox Cable have agreed to form a partnership to develop and invest in cable television programming. The Company will manage the partnership and invest up to $200 million. Cox Cable will invest up to $100 million in the partnership and provide carriage of partnership programming. The Outdoor Life Channel, previously announced by the Company, and scheduled for launch in 1995, will be the first network funded by the partnership. Also, the 2 companies have agreed to explore a collaborative test for the provision of interactive information and entertainment services over the broadband fiber network scheduled for completion in 1994 in Irvine, California.

LITIGATION REGARDING MERGER TRANSACTIONS

     As of June 8, 1994, the following putative class actions had been filed in the Court of Chancery, New Castle County, State of Delaware with respect to the
Transactions: Bert Vladimir, on behalf of himself and all persons similarly situated v. John E. Bryson, et al., (Civil Action No. 13550); Erab Capital Ltd.
v. Robert F. Erburu, et al. (Civil Action No. 13552); Moise Katz v. The Times Mirror Co., et al. (Civil Action No. 13554); Gary Goldberg v. Gwendolyn G. Babcock, et. al. (Civil Action No. 13555); Joseph E. Kassoway, et al. v. The Times Mirror Company, et al. (Civil Action No. 13556); Frederick Rand and Miriam Sarnoff v. The Times Mirror Company, et. al. (Civil Action No. 13557); and Kathleen Pessin v. The Times Mirror Co., et al. (Civil Action No. 13558). The 7 actions are collectively referred to herein as the "Stockholders' Litigation."

     The Stockholders' Litigation challenges the terms of the Transactions and names as defendants, among others, the Company, present and certain former directors of the Company, the Chandler Trusts, and certain trustees of the Chandler Trusts. The Stockholders' Litigation alleges that the defendants breached their fiduciary duties to the other stockholders by entering into the Transactions, that the defendants failed to properly evaluate the Transactions, that the defendants favored the interests of the Chandler Trusts over the interests of the other stockholders, that the merger consideration to be paid to the other stockholders is inadequate and unfair, and that the defendants have engaged in other allegedly improper conduct. The defendants named in the Stockholders' Litigation have not yet filed responses to the complaints in the Stockholders' Litigation but deny the allegations asserted against them.

     The Stockholders' Litigation seeks to have the Transactions enjoined or, if the Transactions are consummated, to have them rescinded and to recover unspecified damages, fees and expenses. In addition, the Stockholders' Litigation seeks an accounting and one complaint seeks to have a stockholders' committee consisting of putative class members and their representatives appointed to participate in considering any future transaction affecting the Company or its shareholders.

     Set forth below is certain information regarding Times Mirror Cable.

                                    BUSINESS

INTRODUCTION

     Times Mirror Cable currently owns and operates 61 cable systems in 4 geographic regions, including Phoenix, Arizona, Southern California and Rhode Island. As of March 31, 1994, these systems, which are operated under the Dimension Cable Services name, served approximately 1.2 million basic subscribers in 13 states and passed approximately 2.1 million homes.

     Cable television delivers a wide variety of channels of television programming, primarily video entertainment and informational programming, to subscribers who pay a monthly fee for the services they receive. Television and radio signals are received off-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers' television sets. Cable television systems typically are constructed and operated pursuant to non-exclusive franchises awarded by local governmental authorities for specified periods of time.

     Times Mirror Cable's systems offer subscribers choices of services, any of which may include television signals available off-air in any locality, television signals from distant cities (so-called "superstations"), non-broadcast channels (such as Entertainment and Sports Programming Network ("ESPN"), Cable News Network ("CNN"), Cable Satellite Public Affairs Network ("C-SPAN") and Music Television ("MTV")), displays of information such as time, news, weather and stock market reports and public, governmental and educational access channels. Times Mirror Cable's systems also provide premium television services to their subscribers for an extra monthly charge. These services (including Home Box Office, Cinemax, Showtime, The Movie Channel, The Disney Channel and regional sports channels) feature full-length motion pictures presented without commercial interruption, sporting events, concerts and other entertainment programming. In addition, many of Times Mirror Cable's systems offer digital audio services as a separate premium service.

     A customer generally pays an initial installation charge and fixed monthly fees for basic and cable programming and premium television services and for other services (such as the rental of converters and remote control devices). Such monthly service fees constitute the primary source of revenues for the systems. In addition to customer revenues, the systems receive revenue from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. The systems also offer to their customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas.

SYSTEMS

     The following table sets forth information relating to Times Mirror Cable's systems as of March 31, 1994.

                                                BASIC SERVICE                     PREMIUM SERVICE
                                       -------------------------------   ---------------------------------
    REGION                             SUBSCRIBERS(1)   PENETRATION(2)   SERVICE UNITS(3)   PENETRATION(4)
    ------                             --------------   --------------   ----------------   --------------
                                                                 (IN THOUSANDS)
    Southern California..............      337,316          68.8%            197,818            58.6%
    Phoenix..........................      362,061          44.5%            217,690            60.1%
    Rhode Island.....................      106,120          59.8%             96,686            91.1%
    Eastern Region...................      418,574          70.2%            209,160            50.0%
                                         ---------                           -------
              Total..................    1,224,071          58.9%            721,354            58.9%
                                         =========                           =======

- - ---------------

(1) Times Mirror Cable reports its subscribers for the systems on an "equivalent billing unit" basis, and, unless otherwise indicated, the term "Subscriber" means equivalent subscribers, calculated by dividing aggregate basic service revenues by the stated basic service rate. Basic service revenues include charges for basic programming, bulk and commercial accounts and non-premium cable programming services, but exclude per-event and digital audio services.

(2) Homes subscribing to cable service as a percentage of homes passed by cable.

(3) Premium service units include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.

(4) Premium service units as a percentage of basic subscribers. A customer may purchase more than 1 premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than 1 premium service.

  SOUTHERN CALIFORNIA REGION

     This region consists of 3 clusters of systems representing 28 franchises serving Palos Verdes, Orange County and North San Diego. The Orange County portion of the region includes, among others, the cities of Irvine, Newport Beach, Laguna Beach, Lake Forest, Mission Viejo and San Clemente. Approximately 94.9% of the region's subscribers are served by systems with at least 52-channel capacity and approximately 67.1% of the subscribers are served by systems with at least 60-channel capacity. Approximately 55.4% of the subscribers have addressable converters enabling pay-per-view service.

  PHOENIX REGION

     This region consists of 3 clusters of systems representing 19 franchises serving the Phoenix metropolitan area, Casa Grande and Bullhead City, Arizona. All of the region's subscribers are served by systems with at least 40-channel capacity and approximately 27.5% of the subscribers are served by systems with at least 60-channel capacity. Approximately 43.6% of the subscribers have addressable converters enabling pay-per-view service.

  RHODE ISLAND REGION

     This region consists of Providence and 6 other towns including North Providence, East Greenwich, Warwick, West Warwick and Coventry, Rhode Island and Weymouth, Massachusetts. All of the region's subscribers are served by systems with at least 52-channel capacity and approximately 86.2% of the subscribers are served by systems with at least 60-channel capacity. Approximately 60.6% of the subscribers have addressable converters enabling pay-per-view service.

  EASTERN REGION

     This region consists of 12 clusters of systems representing 152 franchises headquartered in Ashland, Kentucky; Coshocton, Defiance and Newark, Ohio; Lafayette, Indiana; Springfield, Illinois; Midland and Texarkana, Texas; Williamsport and Washington, Pennsylvania; Meriden, Connecticut; and Amherst, Massachusetts. Approximately 71.7% of the region's subscribers are served by systems with at least 52-channel capacity and approximately 55.5% of the subscribers are served by systems with at least 60-channel capacity. Approximately 24.6% of the subscribers have addressable converters enabling pay-per-view service.

     The following table demonstrates the growth of Times Mirror Cable's systems.

                                                 AS OF DECEMBER 31,                   AS OF MARCH 31,
                                   -----------------------------------------------   -----------------
                                    1989      1990      1991      1992      1993      1993      1994
                                   -------   -------   -------   -------   -------   -------   -------
                                               (IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
Homes passed(1).................     1,850     1,907     1,953     2,045     2,069     2,053     2,079
Subscribers(2)..................     1,025     1,079     1,115     1,183     1,208     1,200     1,224
Basic penetration(3)............      55.4%     56.6%     57.1%     57.8%     58.4%     58.5%     58.9%
Premium service units(4)........       739       708       671       743       703       735       721
Premium penetration(5)..........      72.1%     65.6%     60.2%     62.8%     58.2%     61.3%     58.9%
Average monthly operating
  revenue per subscriber(6).....    $27.50    $28.75    $29.94    $30.69    $32.79    $31.69    $33.70

- - ---------------

(1) Homes passed refers to estimates by Times Mirror Cable of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(2) Times Mirror Cable reports its subscribers for the systems on an "equivalent billing unit" basis, and, unless otherwise indicated, the term "Subscriber" means equivalent subscribers, calculated by dividing aggregate basic service revenues by the stated basic service rate. Basic service revenues include charges for basic programming, bulk and commercial accounts and non-premium cable programming services, but exclude per-event and digital audio services.

(3) Homes subscribing to cable service as a percentage of homes passed by cable.

(4) Premium service units include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.

(5) Premium service units as a percentage of basic subscribers. A customer may purchase more than 1 premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than 1 premium service.

(6) Average monthly revenue for the calendar year presented.

FRANCHISES

     Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to federal regulation under the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as amended. See "Legislation and Regulation -- Federal Regulation."

     As of March 31, 1994, Times Mirror Cable held 201 franchises. These franchises, all of which are non-exclusive, generally provide for the payment of fees to the issuing authority. Annual franchise fees imposed on Times Mirror Cable's systems range from 0% to 5.0% of gross revenues. In some cases, Times Mirror Cable is required to pay franchise fees on the franchise fees it collects from subscribers resulting in an effective franchise fee rate of up to 5.3% in those cases. For the past three years, total franchise fee payments made by Times Mirror Cable have averaged approximately 3.5% of total revenues. The 1984 Cable Act prohibits franchising authorities from imposing annual franchise fees in excess of 5.0% of gross revenues and also permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Most of Times Mirror Cable's franchises can be terminated by the issuing authority prior to their stated expiration for breach of material provisions.

     The table below groups Times Mirror Cable's franchises by date of expiration and presents the approximate number and percent of the basic subscribers of Times Mirror Cable in each group as of March 31, 1994.

                                                       NUMBER        PERCENT
                                        NUMBER OF     OF BASIC      OF BASIC
YEAR OF FRANCHISE EXPIRATION           COMMUNITIES   SUBSCRIBERS   SUBSCRIBERS
- - ----------------------------           -----------   -----------   -----------
Prior to 1998..........................     30          327,156       26.7%
1998-2002..............................     80          379,918       31.0%
2003-2007..............................     99          355,729       29.1%
2008 and after.........................     16           14,454        1.2%
                                           ---        ---------      -----
     Subtotal(1).......................    225        1,077,257       88.0%
No franchise agreement required(2).....     53          146,814       12.0%
                                           ---        ---------      -----
     Total.............................    278        1,224,071      100.0%
                                           ===        =========      =====

- - ---------------
(1) In certain instances, a single franchise agreement covers multiple communities.

(2) Times Mirror Cable has authorization to operate in these communities pursuant to applicable state and local laws.

     Times Mirror Cable has never had a franchise revoked and, to date, all of Times Mirror Cable's franchises have been renewed or extended at or prior to their stated expirations, frequently on modified but satisfactory terms. The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is withheld and the system is acquired by the franchise authority or a third party, the franchise authority must pay the operator the "fair market value" for the system covered by such franchise. In addition, the 1984 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. See "Legislation and Regulation -- Federal Regulation -- Renewal of Franchises."

SUBSCRIBER SERVICES AND RATES

     Times Mirror Cable, like other cable television operators, offers to its subscribers multiple channels of television programming, consisting primarily of video entertainment, sports and news, as well as informational services, locally originated programming and digital audio programming. Although services vary from system to system because of differences in channel capacity and viewer interest, each of Times Mirror Cable's systems typically offers a basic package, a second tier of cable programming services, a package of 4 a la carte services, 4 to 6 optional premium services, 30 channels of digital audio programming and 2 to 5 pay-per-view channels. Subscribers are required by federal law to purchase the basic service package in order to be able to purchase any other services. See "Legislation and Regulation -- Federal Regulation." In addition, most of Times Mirror Cable's systems require subscribers to purchase the second tier of cable programming services in order to purchase additional services.

     Times Mirror Cable offers basic services generally consisting of television signals available off-air locally, some superstations and local origination and public, educational and governmental access channels. Advertiser-supported cable programming services are also available typically on an additional tier. In furtherance of Times Mirror Cable's strategy of providing maximum choice to its subscribers, Times Mirror Cable offers a variety of premium services, as well as certain a la carte services that subscribers may select. See "Legislation and Regulation" for a description of recent legislation and pending regulation which limit Times Mirror Cable's ability to price and tier its programming services.

     Times Mirror Cable's revenues are derived principally from monthly subscription fees. Rates charged to subscribers vary from market to market. At March 31, 1994, Times Mirror Cable's monthly rates for basic cable service averaged $11.76 company-wide with a low of $8.40 and a high of $19.04, second tier cable programming service rates averaged $9.53 with a range of $4.41 to $13.13, a la carte rates averaged $1.09 per channel with a low of $0.74 and a high of $1.85, and premium service rates ranged from $7.95 to $10.95 per service. Times Mirror Cable also offers combinations of selected services at discounted prices. Times Mirror Cable generally charges a one-time installation fee to new subscribers, although the fee is sometimes waived in whole or in part as a promotional device. In addition, Times Mirror Cable generally charges monthly fees for additional outlets, converters, program guides, and descrambling and remote control tuning devices. Subscribers are free to terminate services at any time without additional charge, but are charged a reconnection fee to resume service.

     In addition to subscriber fees, Times Mirror Cable derives revenues from the sale of advertising time on advertising-supported, satellite-delivered networks such as ESPN, MTV and CNN, as well as on locally originated programming. Times Mirror Cable's advertising revenues increased from $9.3 million in 1989 to $20.7 million in 1993. Another source of revenues is the sale of pay-per-view movies and events to Times Mirror Cable's basic subscribers in systems where such service is offered. Revenues from pay-per-view movies and events experienced a 50% growth from $8.0 million in 1992 to $12.0 million in 1993. Times Mirror Cable also receives a percentage of the proceeds from subscribers' purchases of merchandise offered on "home shopping" programs. Although Times Mirror Cable believes that these and other services could become more substantial sources of revenue over time, there can be no assurance in this regard.

PROGRAMMING

     Times Mirror Cable provides programming to its subscribers pursuant to contracts with programming suppliers. Times Mirror Cable generally pays a monthly fee per subscriber for the right to distribute programming through all activated outlets in a subscriber's premises for Times Mirror Cable's second tier of cable programming services and for its premium services. Times Mirror Cable's programming contracts are generally for fixed periods of time ranging from 3 to 7 years and are subject to negotiated renewal. The costs to Times Mirror Cable to provide cable programming have increased in recent years and are expected to continue to increase due to additional programming being provided to subscribers, increased costs to produce or purchase cable programming, inflationary increases, regulation and other factors. Under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), local broadcasting stations may require cable television operators to pay a fee for the right to continue to carry their local television signals. Alternatively, a local broadcaster may demand carriage under the 1992 Cable Act's "must-carry" provisions. See "Legislation and Regulation -- Federal Regulation -- Carriage of Broadcast Television Signals."

     Times Mirror Cable has invested in various programming services, including investments in Digital Cable Radio (a digital audio service), TV Food Network (a food and related programming service) and Viewer's Choice (a pay-per-view movie service).

COMPETITION

     Cable television systems compete with other communications and entertainment media, including off-air television broadcast signals which a viewer is able to receive directly using the viewer's own television set and antenna. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. In many areas, television signals which constitute a substantial part of basic service can be received by viewers who use their own antennas. Local television reception for residents of apartment buildings or other multi-unit dwelling complexes may be aided by use of private master antenna services. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and cassette players. In recent years, the Federal Communications Commission (the "FCC") has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which cable television service is competitive depends in significant part upon the cable television system's ability to provide an even greater variety of programming than that available off-air or through competitive alternative delivery sources. In addition, certain provisions of the 1992 Cable Act are expected to increase competition significantly in the cable industry. See "Legislation and Regulation."

     The 1992 Cable Act prohibits the award of exclusive franchises, prohibits franchising authorities from unreasonably refusing to award additional franchises and permits them to operate cable systems themselves without franchises.

     Individuals presently have the option to purchase earth stations, which allow the direct reception of satellite-delivered program services formerly available only to cable television subscribers. The attractiveness of cable service compared to private earth stations may be enhanced now that most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment, generally at a cost to the viewer, making the unauthorized reception of such scrambled signals by earth station viewers more difficult. From time to time, legislation has been introduced in Congress which, if enacted into law, would prohibit the scrambling of certain satellite-distributed programs or would make satellite services available to private earth stations on terms comparable to those offered to cable systems. Broadcast television signals are being made available to owners of earth stations under the Satellite Home Viewer Copyright Act of 1988, which became effective January 1, 1989 for a six-year period. This Act establishes a statutory compulsory license for certain transmissions made by satellite owners to home satellite dishes, for which carriers are required to pay a royalty fee to the Copyright Office. This Act will expire automatically at the end of 1994, unless extended by Congress. It is unclear at the present time whether the Act will be modified or extended beyond 1994. The 1992 Cable Act enhances the right of cable competitors to purchase nonbroadcast satellite-delivered programming. See "Legislation and Regulation -- Federal Regulation."

     In the future, it is expected that programming will be delivered to individuals by high-powered direct broadcast satellites ("DBS") on a wide-scale basis and several companies have announced plans to provide DBS programming services during 1994. Those companies propose to use recently developed video compression technology to increase the channel capacity of their system. Video compression technology reportedly has the capability of providing more than 100 channels of programming over a single high-powered DBS satellite, and this capacity could increase in the future. Video compression technology may also be used by cable operators in the future to similarly increase their channel capacity. DBS service will be able to be received virtually anywhere in the United States through the installation of a rooftop or side-mounted antenna, and it will be more accessible than cable television service where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. The extent to which DBS systems will be competitive with cable television systems will depend upon, among other things, the ability of DBS operators to obtain access to programming, the availability of reception equipment, and whether such equipment can be made available to consumers at reasonable prices.

     Although multipoint distribution systems ("MDS") traditionally have been a single channel service, the FCC has changed its allocation policies to make more frequencies available and multichannel MDS ("MMDS") service possible. MMDS systems deliver programming services over microwave channels licensed by the FCC which are received by subscribers with special antennas. MMDS systems are less capital intensive, are not required to obtain local franchises or to pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. To date, the ability of these so-called "wireless" cable services to compete with cable television systems has been limited by channel capacity and the need for unobstructed line-of-sight over-the-air transmission. Although relatively few markets in the United States, including 2 markets in which Times Mirror Cable provides cable television service, Midland, Texas and Sun City, California, have MMDS systems currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The FCC has taken a series of actions intended to facilitate the development of MMDS and other wireless cable systems as alternative means of distributing video programming, including reallocating certain frequencies to these services and expanding the permissible use and eligibility requirements for certain channels reserved for educational purposes. The FCC's actions enable a single entity to develop an MMDS system with a potential of up to 35 channels that could compete effectively with cable television. FCC rules and the 1992 Cable Act prohibit prospectively the common ownership of cable systems and MMDS facilities serving the same area.

     Additional competition may come from private cable television systems servicing condominiums, apartment complexes and certain other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television ("SMATV") systems, often enter into exclusive agreements with apartment building owners or homeowners' associations which preclude franchised cable television operators from serving residents of such private complexes. Although a number of states have enacted laws to afford operators of franchised cable television systems access to such private complexes, the United States Supreme Court has held that cable companies cannot have such access without compensating the property owner. The access statutes of several states have been challenged in the courts, some successfully, and other such laws are under attack. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas upon nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to the terms and conditions of access to those easements. There have been conflicting judicial decisions interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property.

     Due to the widespread availability of reasonably-priced earth stations, SMATV systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by franchised cable television systems. Further, while a franchised cable television system typically is obligated to extend service to all areas of a community regardless of population density or economic risk, the SMATV system may confine its operation to small areas that are easy to serve and more likely to be profitable. However, a SMATV system is subject to the 1984 Cable Act's franchise requirement if it uses physically closed transmission paths such as wires or cables to interconnect separately owned and managed buildings and if the SMATV's lines use or cross any public right-of-way. In a separate proceeding, the FCC has amended its rules to increase the number of microwave frequencies a SMATV operator may use to interconnect several buildings. The FCC's actions will make it easier for SMATV operators to compete with cable systems for subscribers located in multiple unit dwellings while allowing them to remain exempt from many burdensome government regulations which apply to cable systems. In some cases, SMATV operators may be able to charge a lower price than could cable systems providing comparable services and the FCC's new regulations implementing the 1992 Cable Act limit a cable operator's ability to reduce its rates to meet this competition. Furthermore, the U.S. Copyright Office has tentatively concluded that SMATV systems are "cable systems" for purposes of qualifying for the compulsory copyright license established for cable systems by federal law. See "Legislation and Regulation -- Federal Regulation -- Copyright." The 1992 Cable Act generally prohibits prospectively the common ownership of cable systems and SMATV facilities serving the same area.

     The FCC has initiated a new interactive television service which will permit non-video transmission of information between an individual's home and entertainment and information service providers. This service will provide an alternative means for DBS systems and other video programming distributors, including television stations, to initiate the new interactive television services. This service may also be used as well by the cable television industry.

     The FCC also has initiated a new rulemaking proceeding looking toward the allocation of frequencies in the 28 GHz range for a new multichannel wireless video service which could make 98 video channels available in a single market. It cannot be predicted at this time whether competitors will emerge utilizing such frequencies or whether such competition would have a material impact on the operators of cable television systems.

     In the past, federal cross-ownership restrictions have limited entry into the cable television business by potentially strong competitors such as telephone companies. Proposals recently adopted by the FCC, pending litigation and legislation could make it possible for companies with considerable resources and consequently a potentially greater willingness or ability to overbuild, to enter the business. The FCC recently amended its rules to permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. Furthermore, in August 1993, a federal district court in Virginia struck down as unconstitutional a provision in the 1984 Cable Act which prevents local telephone companies from offering video programming on a non-common carrier basis directly to subscribers in their local telephone service areas. This decision has been appealed to the United States Court of Appeals for the Fourth Circuit. Similar lawsuits have been filed by telephone companies in other states. Even in the absence of further changes in the cross-ownership restrictions, the expansion of telephone

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

companies' fiber optic systems may facilitate entry by other video service providers in competition with cable systems. See "Legislation and Regulation -- Federal Regulation."

     Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry. The ability of cable systems to compete with present, emerging and future distribution media will depend to a great extent on obtaining attractive programming. The availability and exclusive use of a sufficient amount of quality programming may in turn be affected by developments in regulation or copyright law. See "Legislation and Regulation."

PROPERTIES

     A cable television system consists of four principal operating components. The first component, known as the headend, receives television, radio and information signals by means of special antennas and satellite earth stations. The second component, the distribution network, which originates at the headend and extends throughout the system's service area, consists of microwave relays, coaxial or fiber optics cables placed on utility poles or buried underground and associated electronic equipment. The third component of the system is a "drop cable," which extends from the distribution network into each customer's home and connects the distribution system to the customer's television set. The fourth component, a converter, is the home terminal device that expands channel capacity to permit reception of more than 12 channels of programming. In recent years, Times Mirror Cable has begun to install in its systems converters that can be "addressed" by sending coded signals from the headend over the cable network. Addressable converters enable the system operator automatically to change the customer's level of service without visiting the customer's home. Addressable converters improve system programming flexibility, enable the operator to simplify its billing procedures, allow customers the option of changing levels of service on short notice and enable customers to select and pay for pay-per-view programming events.

     Times Mirror Cable's cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches in the public right-of-way. The physical components of Times Mirror Cable's systems require maintenance and periodic upgrading to keep pace with technological advances.

     Times Mirror Cable leases office space for its corporate headquarters located in Irvine, California. Times Mirror Cable owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and leases almost all of its service vehicles. Times Mirror Cable believes that its properties, both owned and leased, are in good condition and are suitable and adequate for Times Mirror Cable's business operations.

EMPLOYEES

     At March 31, 1994, Times Mirror Cable had 2,276 full-time and 222 part-time associates. Times Mirror Cable considers its relations with its associates to be excellent. Collective bargaining agreements relating to associates exist only in Ashland, Kentucky and Lafayette, Indiana.

LEGAL PROCEEDINGS

     Times Mirror Cable is a party to various legal proceedings that are ordinary and incidental to its business. Management does not believe that any legal proceedings currently pending will have a material adverse effect on the financial condition of Times Mirror Cable.

     On December 9, 1993, CableAmerica Corporation and Insight Communications Company filed a complaint in United States District Court for the District of Arizona against TMCT and the Phoenix Suns (the "Suns") alleging that TMCT and the Suns acting in concert, and TMCT independently, violated the antitrust laws of the United States and Arizona through an agreement between American Cable Television, Inc. ("ACT"), a subsidiary of TMCT, and the Suns pursuant to which ACT has exclusive rights to televise 20 of the Suns' basketball games each season over a ten-year period beginning October 1993. Plaintiffs seek the award of actual, unspecified damages, trebled, injunctive relief, and their costs and attorneys fees. Under an indemnification provision in the contract between ACT and the Suns, ACT has assumed the defense of the claims against the Suns. The Suns have retained separate counsel. TMCT believes that it has meritorious defenses. Answers have been filed and discovery has commenced. Although TMCT cannot predict the ultimate legal liability that may arise from this claim, the resolution should not have a material adverse effect on Times Mirror Cable's consolidated financial position.

     On November 18, 1993, Times Mirror Cable Television of San Diego County, Inc. ("TMCT/SD") was served by the office of the District Attorney of the County of San Diego with a subpoena to produce documents and answer interrogatories relating to an investigation of the cable television industry in the San Diego County, California area. This investigation is apparently being conducted industry-wide and generally relates to the manner in which cable television services are provided to customers in the San Diego area. TMCT/SD was recently informed that the District Attorney may file a civil action alleging purported violations of the California Business and Professions Code, unless the parties are able to resolve the matter before then. The resolution of this investigation is not expected to have a material adverse effect on Times Mirror Cable's consolidated financial position.

                           LEGISLATION AND REGULATION

     The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by the Congress and various federal agencies may materially affect the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

CABLE COMMUNICATIONS POLICY ACT OF 1984

     The 1984 Cable Act became effective in December 1984. This federal statute, which amended the Communications Act of 1934 (the "Communications Act"), creates uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the Communications Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.

CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992

     In October 1992, Congress enacted the 1992 Cable Act. This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates. It amends the 1984 Cable Act in many respects. The 1992 Cable Act became effective in December 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation required the FCC to initiate a number of rulemaking proceedings to implement various provisions of the statute, the majority of which, including certain of those related to rate regulation, have been completed. The 1992 Cable Act allows for a greater degree of regulation of the cable industry with respect to, among other things: (i) cable system rates for both basic and certain cable programming services; (ii) programming access and exclusivity arrangements; (iii) access to cable channels by unaffiliated programming services; (iv) leased access terms and conditions; (v) horizontal and vertical ownership of cable systems; (vi) customer service requirements;
(vii) franchise renewals; (viii) television broadcast signal carriage and retransmission consent; (ix) technical standards; (x) customer privacy; (xi) consumer protection issues; (xii) cable equipment compatibility; (xiii) obscene or indecent programming; and (xiv) subscription to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable television systems by: allowing municipalities to own and operate their own cable television systems without a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. Times Mirror Cable believes that a number of provisions in this legislation relating to, among other things, rate regulation, may have an adverse effect on the cable television industry and on Times Mirror Cable's business.

     Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the Act was heard by a three-judge panel of the District Court. In April 1993, the three-judge court granted summary judgment for the government upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision has been appealed directly to the United States Supreme Court.

     The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the District Court. In September 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). This decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit. Appeals have also been filed in that court from the rate regulation rulemaking decisions.

     Times Mirror Cable believes that the regulation of its industry, including the rates charged for regulated services under present FCC rules and the cable industry's restructuring of rates and services in response to the 1992 Cable Act, remains a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on Times Mirror Cable.

FEDERAL REGULATION

     The FCC, the principal federal regulatory agency with jurisdiction over cable television, has heretofore promulgated regulations covering such areas as the registration of cable television systems, cross-ownership between cable television systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination, cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable television systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. The 1992 Cable Act requires the FCC to adopt additional regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of direct broadcast satellite system ownership and operation. A brief summary of certain of these federal regulations as adopted to date follows.

  RATE REGULATION

     The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional cable programming service tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the 1984 Cable Act and FCC rate regulation standards then in existence. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that results in nearly all cable television systems becoming subject to local rate regulation of basic service. Additionally, the legislation eliminates the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; requires the FCC to adopt a formula, for franchising authorities to enforce, to assure that basic cable rates are reasonable; allows the FCC to review rates for cable programming service tiers (other than per-channel or per-event services) in response to complaints filed by franchising authorities and/or cable customers; prohibits cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The FCC issued rulemaking decisions designed to implement these rate regulation provisions in April 1993.

     The FCC's regulations adopted in April 1993 set standards for the regulation of basic and cable programming service tier rates. The FCC also ordered an interim 120-day freeze on these rates effective April 5, 1993, which was extended until May 15, 1994. The FCC's rules governing rates became effective for cable systems serving more than 1,000 subscribers in September 1993. The FCC had granted a temporary stay of its rate regulation rules for small systems serving 1,000 or fewer subscribers, but the stay was lifted when the FCC revised its rate regulations on February 22, 1994, to be effective on the effective date of those revised regulations, on May 15, 1994.

     The April 1993 rate regulations adopted a benchmark price cap system for measuring the reasonableness of existing basic and cable programming service rates, and a formula for evaluating future rate increases. Alternatively, cable operators are given the opportunity to make cost-of-service showings to justify rates above the applicable benchmarks. As discussed below, the FCC has published regulations setting forth the procedures to be utilized in such a cost-of-service showing. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates. Refund liability for basic cable rates is limited to a one-year period, initially calculated from the effective date of the FCC's regulations. Refund liability for cable programming service rates is calculated from the date a complaint is filed with the FCC until the refund is implemented. A complaint alleging an unreasonable rate for a cable programming service in effect on September 1, 1993, must have been filed by February 28, 1994. After that date, a complaint regarding a rate increase for a cable programming service must be filed with the FCC within 45 days from the date that the complainant receives the bill. In general, in order to avoid refund liability, cable operators whose rates were above FCC benchmark levels were required, absent a successful cost-of-service showing, to reduce those rates to the benchmark level or by up to 10% of the rates in effect on September 30, 1992, whichever reduction was less, adjusted for inflation and channel modifications occurring subsequent to September 30, 1992. The FCC, however, reserved the right to raise or lower the benchmarks that it established. The regulations also provided that future rate increases could not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs that exceed the inflation index.

     Commencing in September 1993, in accordance with the 1992 Cable Act, Times Mirror Cable adjusted the basic and cable programming service rates, related equipment, and installation and additional outlet charges in substantially all of its systems so as to bring these rates and charges into compliance with the applicable benchmark or cost levels. As part of its survey of post-September 1, 1993 cable rates, the FCC reviewed the cable rates of the 25 largest multiple system operators, which included Times Mirror Cable. Times Mirror Cable also implemented a program in substantially all of its systems under which a number of Times Mirror Cable's satellite-delivered programming services are now offered individually on a per-channel basis, or as a group at a discounted price. This new method of offering certain cable services on a per-channel basis is currently under review by the FCC. In December 1993, 3 of Times Mirror Cable's systems, along with numerous other cable operators, received specific inquiries from the FCC regarding their implementation of this new method of offering cable services. In January 1994, Times Mirror Cable responded to the FCC's inquiries in writing. The FCC is expected to make a determination on these inquires in the near future. On February 22, 1994, the FCC adopted rules which revised its treatment of a la carte programming offerings by applying various criteria to determine whether a cable operator's a la carte packages should be subject to rate regulation. Local franchising authorities have the authority under the FCC rules, subject to review by the FCC, to determine whether an a la carte offering should be subject to rate regulation. If an operator is found to have bundled channels in an a la carte package to evade rate regulations, the FCC may impose forfeitures or other sanctions. Because of this development and other factors, including the decisions of subscribers and the cost and availability of programming, Times Mirror Cable is currently unable to determine the effect that this new method of offering cable services will have on its business and results of operations in future periods. In addition, Times Mirror Cable's revised additional outlet charge, despite being lower than additional outlet charges established prior to regulation, has drawn complaints from a few franchise authorities, which remain unresolved.

     On February 22, 1994, the FCC adopted a revision of its benchmark regulations effective May 1994. This revision generally will subject cable television systems to rate reductions, absent a successful cost-of-service showing, of up to 17% of the rates in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs and certain increases in programming costs. Further rate reductions for cable systems whose rates are below the revised benchmark levels will be held in abeyance pending completion by the FCC of cable system cost studies, as will reductions that would require operators to reduce rates below benchmark levels in order to achieve a 17% rate reduction. These additional rate reductions below the new benchmarks would be required only if validated by the studies. The FCC also announced its intention to investigate cable systems whose rates are substantially above the permitted benchmark levels.

     Also on February 22, 1994, the FCC adopted cost of service guidelines that disallow from a cable operator's rate base "excess acquisition costs" beyond the original construction costs or "book value" of a cable system and set a uniform rate of return of 11.25% after taxes on a cable system's rate base. The FCC also proposed adopting a productivity factor to be offset against future inflation increases to be applied to the cable industry regardless of which form of rate regulation is used, cost of service or benchmarks.

     Many franchising authorities have become certified by the FCC to regulate the rates charged by Times Mirror Cable for basic cable service and associated basic cable service equipment. In addition, a number of Times Mirror Cable's customers have filed complaints with the FCC regarding the rates charged for cable programming services. Times Mirror Cable's revenues could be materially and adversely affected if Times Mirror Cable were required to reduce its rates and pay refunds, or if its ability to implement rate increases consistent with its past practices were materially limited by the regulations that the FCC has adopted.

     In addition to the foregoing, the FCC has adopted regulations pursuant to the 1992 Act which require cable systems to permit customers to purchase video programming on a per-channel or a per-event basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. The FCC also has adopted a number of measures for improving compatibility between existing cable systems and consumer equipment. In conjunction therewith, the FCC rules prohibit cable operators from scrambling program signals carried on the basic tier, absent a waiver. The FCC also is proposing to extend this prohibition to cover all regulated tiers.

     The FCC also has adopted regulations in connection with its cost of service proceeding which govern programming charges for affiliated entities. These rules apply to systems subject to regulation under both the benchmark and cost of service regulations. The cost of programming to affiliated entities must be the prevailing company price, based on the sale of programming to third parties, or a price equal to the lower of the programming service's net book cost and its estimated fair market value. The FCC has pending a proposal in its cost of service proceeding to allow prevailing company pricing only for affiliate transactions in which a cable-affiliated programmer sells at least 75% of its programming to non-affiliates. The FCC has also requested comment on whether it should abandon prevailing company pricing as a valuation method for all affiliate transactions if it finds no workable test for determining when prevailing company prices provide reliable measures of how affiliate transactions should be valued.

  CARRIAGE OF BROADCAST TELEVISION SIGNALS

     The 1992 Cable Act contains new signal carriage requirements. These new rules allow commercial television broadcast stations which are "local" to a cable system, i.e., the system is located in the station's Area of Dominant Influence, to elect every 3 years whether to require the cable system to carry the station, subject to certain exceptions, or whether to require the cable system to negotiate for "retransmission consent" to carry the station. The first such election was made in June 1993. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of: (i) a 50 mile radius from the station's city of license; or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations" (i.e., commercial satellite-delivered independent stations such as WTBS). The must-carry provisions for non-commercial stations became effective in December 1992. Implementing must-carry rules for non-commercial and commercial stations and retransmission consent rules for commercial stations were adopted by the FCC in March 1993. All commercial stations entitled to carriage were to have been carried by June 1993, and any non-must-carry stations (other than superstations) for which retransmission consent had not been obtained could no longer be carried after October 5, 1993. A number of stations previously carried by Times Mirror Cable's cable television systems elected retransmission consent. Times Mirror Cable reached agreements with broadcasters who elected retransmission consent or negotiated extensions to the October 5, 1993 deadline and has thus far not been required to pay cash compensation to broadcasters for retransmission consent. Times Mirror Cable has only been required to remove one broadcast station from its cable television channel line-up. Times Mirror Cable has, however, agreed to carry some services (e.g., ESPN2) in specified markets pursuant to retransmission consent arrangements which it believes are comparable to those entered into by most other large cable operators.

  NONDUPLICATION OF NETWORK PROGRAMMING

     Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis.

  DELETION OF SYNDICATED PROGRAMMING

     FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety. The FCC also has commenced a proceeding to determine whether to relax or abolish the geographic limitations on program exclusivity contained in its rules, which would allow parties to set the geographic scope of exclusive distribution rights entirely by contract, and to determine whether such exclusivity rights should be extended to noncommercial educational stations. It is possible that the outcome of these proceedings will increase the amount of programming that cable operators are requested to black out. Finally, the FCC has declined to impose equivalent syndicated exclusivity rules on satellite carriers who provide services to the owners of home satellite dishes similar to those provided by cable systems.

  FRANCHISE FEES

     Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  RENEWAL OF FRANCHISES

     The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

     The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce its renewal rights which could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within 30 to 36 months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than 6 months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. Franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. Rather, the franchising authority is estopped if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error."

  CHANNEL SET-ASIDES

     The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to an FCC-prescribed formula. The FCC adopted such a formula and implemented regulations in April 1993, but various parties have filed petitions requesting the FCC to reconsider its decision.

  COMPETING FRANCHISES

     Questions concerning the ability of municipalities to award a single cable television franchise and to impose certain franchise restrictions upon cable television companies have been considered in several recent federal appellate and district court decisions. These decisions have been somewhat inconsistent and, until the United States Supreme Court rules definitively on the scope of cable television's First Amendment protections, the legality of the franchising process and of various specific franchise requirements is likely to be in a state of flux. It is not possible at the present time to predict the constitutionally permissible bounds of cable franchising and particular franchise requirements. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.

  OWNERSHIP

     The 1984 Cable Act codified existing FCC cross-ownership regulations, which, in part, prohibit local exchange telephone companies ("LECs") from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. In August 1993, the United States District Court for the Eastern District of Virginia struck down the 1984 Cable Act's cable/telco cross-ownership prohibition as facially invalid and inconsistent with the First Amendment. This decision has been appealed to the United States Court of Appeals for the Fourth Circuit. Similar litigation by other telephone companies has commenced in several other district courts, and the same issue is before the 9th Circuit Court of Appeals in a suit brought by GTE. Separately, as part of a comprehensive proceeding examining whether and under what circumstances telephone companies should be allowed to provide cable television services, including video programming to their customers, the FCC has concluded that neither the 1984 Cable Act nor its rules apply to prohibit the interexchange carriers (i.e., long distance telephone companies such as AT&T) from providing such services to their customers. Additionally, the FCC has also concluded that where a LEC makes its facilities available on a common carrier basis for the provision of video programming to the public, the 1984 Cable Act does not require the LEC or its programmer customers to obtain a franchise to provide such service. Because cable operators are required to bear the costs of complying with local franchise requirements, the FCC's decision could place cable operators at a competitive disadvantage vis-a-vis local telephone companies seeking to offer services on a common carrier basis. Certain parties asked the FCC to clarify and reconsider certain aspects of its decision and, after considering such petitions, the FCC affirmed its initial decision. Other parties have sought judicial review of the FCC's conclusion that neither a LEC nor its programmer customers would be required to obtain a local franchise. This appeal is currently pending.

     As part of the same proceeding, the FCC recommended that Congress amend the 1984 Cable Act to allow LECs to provide their own video programming services over their facilities in competition with their customers' services. The FCC also decided to loosen ownership and affiliation restrictions currently applicable to telephone companies, and has proposed to increase the numerical limit on the population of areas qualifying as "rural" and in which LECs can provide cable service without FCC waiver.

     The telephone industry has continued to lobby Congress for legislation that will permit LECs to provide video programming directly to consumers within their service areas. There are currently bills pending in Congress that would permit the LECs to provide cable television service over their own facilities conditioned on establishing a video programming affiliate that will maintain separate records to prevent cross-subsidization. Provisions in these bills would also prohibit telephone companies from purchasing existing cable television systems within their telephone service areas with certain exceptions. The outcome of these FCC, legislative or court proceedings and proposals or the effect of such outcome on cable system operations cannot be predicted.

     The 1984 Cable Act and the FCC's rules also prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of a television station's significant signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. Common ownership or control has historically also been prohibited by the FCC (but not by the 1984 Cable Act) between a cable system and a national television network, although the FCC has adopted an order which substantially relaxes the network/cable cross-ownership prohibitions subject to certain national and local ownership limits. As a part of the same action, the FCC also voted to recommend to Congress that the broadcast/cable cross-ownership restrictions contained in the 1984 Cable Act be repealed. Finally, in order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and MDS facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992 were grandfathered. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems.

     Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the United States District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

     The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the entity which owns the cable system has an attributable interest. The limit is 40% of all activated channels.

  EQUAL EMPLOYMENT OPPORTUNITY

     The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual Equal Employment Opportunity ("EEO") reporting requirements on cable operators and has expanded those requirements to all multichannel video service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request.

  PRIVACY

     The 1984 Cable Act imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system customers. The statute also requires that the system operator periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorneys' fees and other costs. Under the 1992 Cable Act, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

  ANTI-TRAFFICKING

     The 1992 Cable Act precludes cable operators from selling or otherwise transferring ownership of a cable television system within 36 months after acquisition or initial construction, except for: resales required by the terms of a contract covering the acquisition of multiple systems; tax-free sales or reorganizations; governmentally required divestitures; or internal transfers to a commonly controlled entity. The anti-trafficking restriction appears to apply to systems acquired prior to the effective date of the new law (i.e., December 4, 1992) as well as subsequent acquisitions. The FCC may waive the foregoing restrictions where generally consistent with the public interest, unless the franchising authority has refused to grant any required approval. The 1992 Cable Act also requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  REGISTRATION PROCEDURE AND REPORTING REQUIREMENTS

     Prior to commencing operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators who operate in certain frequency bands are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators who fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

  TECHNICAL REQUIREMENTS

     Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream National Television System Committee ("NTSC") video programming. Local franchising authorities are permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology and to entertain waiver requests from franchising authorities who would seek to impose more stringent technical standards upon their franchised cable television systems. Although the 1992 Cable Act requires the FCC to establish "minimum technical standards relating to cable television systems' technical operation and signal quality," the FCC has announced that its recently completed cable television technical standards rulemaking satisfies the new statutory mandate.

  POLE ATTACHMENTS

     The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act state public utility commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises.

  OTHER MATTERS

     FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the rules governing political broadcasts; customer service; home wiring and limitations on advertising contained in nonbroadcast children's programming.

  COPYRIGHT

     Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations. Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for overpayment of copyright fees. Originally, the Federal Copyright Royalty Tribunal was empowered to make and, in fact, did make several adjustments in copyright royalty rates. This tribunal was eliminated by Congress in 1993. Any future adjustment to the copyright royalty rates will be done through an arbitration process to be supervised by the U.S. Copyright Office. Present rates will remain in place until 1995 barring any changes in the FCC's signal carriage, syndicated exclusivity or sports blackout rules.

     Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. The FCC has recommended to Congress that it repeal the cable industry's compulsory copyright license. The FCC determined that the statutory compulsory copyright license for local and distant broadcast signals no longer serves the public interest and that private negotiations between the applicable parties would better serve the public. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

     Copyright music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and cable programming networks (such as USA Network) has generally been licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. ASCAP and BMI offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their customers. The cable industry has not yet concluded negotiations on licensing fees with music performing rights societies for the use of music performed in programs locally originated by cable television systems.

STATE AND LOCAL REGULATION

     Because a cable television system uses local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

     Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchised operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protection, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees, often based on a percentage of the system's gross customer revenues, to the granting authority. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

     The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

     Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility.

     The attorneys general of approximately 25 states have announced the initiation of investigations designed to determine whether cable television systems in their states have acted in compliance with the FCC's rate regulations.

     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Times Mirror Cable at March 31, 1994. This table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

                                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                              AND SHARE DATA)
                                                                      -------------------------------
Shareholder's equity:
  Common stock, par value $1.00 per share, 1,000 shares authorized;
     1,000 outstanding..............................................             $       1
  Additional paid-in capital........................................               319,993
  Retained earnings.................................................               276,328
  Net unrealized gain on securities.................................                 3,205
                                                                                 ---------
Total shareholder's equity..........................................               599,527
                                                                                 ---------
Total capitalization................................................             $ 599,527
                                                                                 =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial information for Times Mirror Cable has been derived from the consolidated financial statements of Times Mirror Cable. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein. The income statement data for the years ended December 31, 1991, 1992 and 1993 and the balance sheet data as of December 31, 1992 and 1993 have been derived from the audited financial statements of Times Mirror Cable. The income statement data for the two years ended December 31, 1990 and the three months ended March 31, 1993 and 1994 and the balance sheet data as of December 31, 1989, 1990 and 1991 and as of March 31, 1994 have been derived from the unaudited consolidated financial statements of Times Mirror Cable, which, in the opinion of management, include all adjustments necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the three months ended March 31, 1994 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1994.

                                                                                                 THREE MONTHS
                                                         YEAR ENDED DECEMBER 31                 ENDED MARCH 31
                                             ----------------------------------------------    ----------------
                                              1989      1990      1991      1992      1993      1993      1994
                                             ------    ------    ------    ------    ------    ------    ------
                                                               (IN MILLIONS, EXCEPT PERCENTS)
INCOME STATEMENT DATA:
Revenues...................................  $324.2    $363.0    $394.1    $423.1    $470.4    $113.2    $123.0
Operating expenses.........................   139.9     160.3     172.5     180.9     193.8      47.2      53.4
Selling, general and administrative
  expenses.................................    65.9      62.6      71.0      77.3      78.5      17.0      18.2
Depreciation and amortization..............    62.0      70.4      76.5      78.3      95.3      23.0      24.3
Sublease charge (reversal).................      --        --        --       3.7      (3.7)       --        --
                                             ------    ------    ------    ------    ------    ------    ------
Operating profit...........................    56.4      69.7      74.1      82.9     106.5      26.0      27.1
Intercompany interest income (expense).....    (2.8)     (1.5)      3.1       (.6)      (.8)     (1.0)       .4
Gain on disposal of assets.................      --        --      14.1       8.7      86.8        --        --
Other, net.................................      .6       (.3)       .3       1.3      (1.4)       --        .1
                                             ------    ------    ------    ------    ------    ------    ------
Income before income taxes and cumulative
  effect of change in accounting
  principle................................    54.2      67.9      91.6      92.3     191.1      25.0      27.6
Provision for income taxes.................    20.1      22.4      34.9      39.2      79.5      10.6      12.0
                                             ------    ------    ------    ------    ------    ------    ------
Income before cumulative effect of change
  in accounting principle..................    34.1      45.5      56.7      53.1     111.6      14.4      15.6
Cumulative effect of change in accounting
  for income taxes.........................      --        --        --      (4.6)       --        --        --
                                             ------    ------    ------    ------    ------    ------    ------
Net income.................................  $ 34.1    $ 45.5    $ 56.7    $ 48.5    $111.6    $ 14.4    $ 15.6
                                             ======    ======    ======    ======    ======    ======    ======
EBITDA(1)(2)...............................  $118.4    $140.1    $150.6    $164.9    $198.1    $ 49.0    $ 51.4
EBITDA as a % of revenue...................    36.5%     38.6%     38.2%     39.0%     42.1%     43.3%     41.8%

                                                              DECEMBER 31
                                             ----------------------------------------------        MARCH 31
                                              1989      1990      1991      1992      1993           1994
                                             ------    ------    ------    ------    ------        --------
BALANCE SHEET DATA:
Total assets...............................  $618.1    $645.7    $658.6    $742.1    $782.4        $764.3
Long term debt.............................     8.8       2.5        --        --        --          --
Shareholder's equity.......................   439.2     484.6     509.9     495.0     606.7         599.5

- - ---------------

(1) Operating profit plus depreciation and amortization (EBITDA). Based on its experience in the cable television industry, Times Mirror Cable believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to net income as an indicator of Times Mirror Cable's performance or as an alternative to cash flows as a measure of liquidity.

(2) Excludes $3.7 million for a sublease charge in 1992 and the reversal of the charge in 1993.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Times Mirror Cable Television, Inc. encompasses all of the cable television systems (Times Mirror Cable) owned by The Times Mirror Company (the Company). Historically, Times Mirror Cable's revenue growth has been primarily achieved by internal subscriber growth, acquisitions and increases in rates for services provided. Recent federal laws and regulations, including the decision to reregulate the cable television industry, will impact Times Mirror Cable's ability to increase rates for certain subscriber services or restructure its rates for certain services. The reregulation activities, which are further discussed under "Recent Legislation" herein, are designed to reduce subscriber rates and limit future basic and cable programming service rate increases.

     Substantially all of Times Mirror Cable's revenues are earned from subscriber fees for basic, cable programming and premium television services, the rental of converters and remote control devices, and installation fees. Additional revenues are generated by pay-per-view programming fees, the sale of advertising, and payments received as a result of revenue sharing agreements for products sold through home shopping networks.

EBITDA

     Based on its experience in the cable television industry, Times Mirror Cable believes that EBITDA, defined as operating profit plus depreciation and amortization, is an important measure of financial performance. EBITDA and the EBITDA Margin (EBITDA to Revenues) for the last three years and the last five quarters were as follows:

                                  EBITDA         %         EBITDA
                                 (000'S)      INCREASE     MARGIN
                                 --------     --------     ------
        1991...................  $150,642        7.5%      38.2%
        1992...................   164,984*       9.5%      39.0%
        1993...................   198,123*      20.1%      42.1%
        First Quarter 1993.....    49,058                  43.3%
        Second Quarter 1993....    51,537                  43.6%
        Third Quarter 1993.....    47,736                  40.8%
        Fourth Quarter 1993....    49,792*                 40.9%
        First Quarter 1994.....    51,391                  41.8%

- - ---------------

* Excludes $3.7 million for a sublease charge in 1992 and the reversal of the charge in the fourth quarter 1993.

     EBITDA has advanced every year since 1988, with double-digit growth in 1988 and 1989 tempering to a 7.5 percent increase in 1990. EBITDA's substantial increase in 1993 was aided by the acquisition of Community Cablevision Company in October 1992. EBITDA should not be considered by the reader as an alternative to net income as an indicator of Times Mirror Cable's performance or as an alternative to cash flows as a measure of liquidity.

RESULTS OF OPERATIONS

     This discussion should be read in conjunction with the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements and notes thereto. The results of operations for Times Mirror Cable represent the combined operations of all of the cable television systems owned by the Company. These historical financial results do not necessarily reflect the results of operations which would have existed had Times Mirror Cable been an independent company.

The following table sets forth certain items for comparison purposes:

                                                PERCENTAGE OF REVENUES
                                                          FOR                PERCENTAGE CHANGE FROM
                                                YEAR ENDED DECEMBER 31,       COMPARABLE PRIOR YEAR
                                               -------------------------     -----------------------
                                               1991      1992      1993      1991     1992     1993
                                               -----     -----     -----     ----     ----     -----
Revenues.....................................  100.0%    100.0%    100.0%     8.6%     7.4%     11.2%
Operating, selling, general and
  administrative expenses....................   61.8      61.0      57.9      9.2      6.0       5.5
Depreciation and amortization................   19.4      18.5      20.3      8.7      2.4      21.7
Operating profit*............................   18.8      20.5      21.8      6.4     16.9      18.6
Income before cumulative effect of change in
  accounting principle.......................   14.4      12.5      23.7     24.9     (6.4)    110.3

- - ---------------

* Excludes $3.7 million for a sublease charge in 1992 and the reversal of the charge in 1993.

The following tables summarize Times Mirror Cable's financial results (in thousands):

                                                                              QUARTER ENDED MARCH
                                           YEAR ENDED DECEMBER 31,                    31,
                                      ----------------------------------     ---------------------
                                        1991         1992         1993         1993         1994
                                      --------     --------     --------     --------     --------
Revenues............................  $394,133     $423,134     $470,409     $113,234     $122,968
Operating expenses..................   172,505      180,868      193,816       47,206       53,441
Selling, general and administrative
  expenses..........................    70,986       77,282       78,470       16,970       18,136
Depreciation and amortization.......    76,499       78,314       95,336       23,016       24,332
Operating profit....................    74,143       82,970      106,487       26,042       27,059
Gain on disposal of assets..........    14,111        8,673       86,799
Income before change in accounting
  principle, net of tax.............    56,711       53,097      111,642       14,432       15,644
Cumulative effect of change in
  accounting principle..............                 (4,635)
Net income..........................    56,711       48,462      111,642       14,432       15,644

                                                                   QUARTER ENDED
                                              -------------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                                1993        1993       1993        1993       1994
                                              ---------   --------   ---------   --------   ---------
Revenues....................................  $113,234    $118,247    $117,071   $121,857    $122,968
Operating profit............................     26,042     28,187      24,157     28,101      27,059

FIRST QUARTER 1994 COMPARED WITH FIRST QUARTER 1993

     Revenues rose 8.6 percent in the first quarter of 1994 compared with the same period in 1993 reflecting higher basic subscriber levels. Basic subscribers in the Phoenix, Arizona system continued to grow. Basic subscribers, excluding approximately 12,600 subscribers from a cable system sold in mid-1993, were up 3 percent in the quarter to 1,224,000. Monthly revenue per average basic subscriber was $33.70 in 1994's first quarter compared with $31.69 in the comparable period of 1993. Revenue growth was tempered by a Federal Communications Commission (FCC)-mandated rate freeze, which extended through May 15, 1994, and the impact of last year's 10% basic and cable programming rate rollback. First-quarter advertising revenues were $5.4 million, a 23.3 percent increase over the prior year. Pay-per-view revenue nearly doubled as a result of the addition of the Phoenix Suns games to pay-per-view programming. Pay subscriber revenue declined by 5.6 percent, as pay subscribers dropped from 735,000 in the first quarter of 1993 to 721,000 in the first quarter of 1994. The 721,000 pay subscribers represent a 2.6 percent increase from the December 31, 1993 level, as new promotional programs attracted more subscribers. The pay-to-basic percentage decreased from 61.3 percent to 58.9 percent over the same periods. Monthly pay revenue per average pay unit was $7.99 in last year's first quarter compared with $7.88 in 1994's first quarter.

     First-quarter operating, selling, general and administrative expenses in 1994, excluding depreciation and amortization, rose 11.5 percent. Higher programming costs, administrative costs related to increased basic subscriber levels and maintenance and property tax expenses related to expanding cable plant facilities contributed to the overall increase in expenses. Depreciation and amortization expense increased 5.7 percent over the prior year's first quarter, reflecting higher capital expenditures in the past year.

     Operating profit rose 3.9 percent, and net income improved 8.4 percent, due largely to the higher revenues.

1993 COMPARED WITH 1992

     Revenues rose 11.2 percent over the prior year as basic subscribers advanced 2.1 percent to 1,208,000, and monthly revenue per average basic subscriber improved to $32.79 from $30.69 in 1992. Strong basic subscriber growth, particularly the addition of more than 20,000 subscribers in the Phoenix, Arizona system, contributed to the revenue improvement. Revenues gained from the full-year inclusion of Community Cablevision Company, which was acquired in October 1992, were mostly offset by the absence of revenue from a small cable system sold in mid-1993. Advertising revenues continued to grow, improving by 29.3 percent to reach $20.7 million in 1993. Higher pay-per-view revenue, reflecting higher buy rates and a greater number of addressable converters in the field, was mostly offset by revenue declines from a lower level of pay subscribers. Pay subscribers decreased from 743,000 in 1992 to 703,000 in 1993. This decline was largely in line with an industry-wide trend. The pay-to-basic percentage decreased from 62.8 percent to 58.2 percent between years. Monthly pay revenue per average pay unit declined from $8.53 to $7.89.

     Operating and selling, general and administrative expenses in 1993, excluding depreciation and amortization, were only 5.5 percent higher than 1992 despite a 16.3 percent rise in cable programming service rights costs, from $37.2 million to $43.2 million, and increased expenses associated with the implementation of the September 1, 1993 rate reregulation. Significantly higher depreciation and amortization expense, which rose 21.7 percent in 1993, reflected increased capital spending levels in 1992 and 1993 and a full year of acquisition-related amortization from the Community Cablevision Company acquisition.

     Operating profit improved 28.3 percent in 1993, due largely to revenue growth and operating cost efficiencies implemented in late 1992. The increase in operating profit between years included the 1993 reversal of a $3.7 million charge made in 1992 related to an expected loss on a sublease for facilities in Orange County, California. Excluding the $3.7 million in both years, operating profit would have risen 18.6 percent from $86.7 million in 1992 to $102.8 million in 1993.

     Fourth-quarter 1993 financial results were impacted by the September 1, 1993 implementation of the FCC's rate regulations. Times Mirror Cable's revenue and operating profit growth are expected to be more adversely affected in 1994 by the full year effect of the FCC's ongoing reregulation activities.

     Net income in 1993 more than doubled as a result of a $50.4 million after-tax gain from the disposal of assets. Asset sales in 1992 contributed $5.0 million to 1992 net income. Times Mirror Cable's 1993 asset dispositions included its investment in QVC Network, Inc. common stock and a small cable system, while asset sales in 1992 consisted of two of its Texas cable systems. Prior year net income also included a $4.6 million cumulative charge from the adoption of the new accounting standard for income taxes.

1992 COMPARED WITH 1991

     Revenues increased 7.4 percent in 1992 as basic subscribers advanced 6.1 percent to 1,183,000 and monthly revenue per average basic subscriber improved to $30.69 from $29.94 in 1991. The acquisition of Community Cablevision Company on October 1, 1992 added 42,000 basic subscribers. Advertising revenues of $16.0 million improved 19.4 percent, while pay-per-view revenue also rose slightly. Pay subscribers grew 10.7 percent to 743,000. This turnaround was the result of competitive pricing/packaging programs and, to a lesser extent, the acquisition of Community Cablevision Company. The pay-to-basic percentage was 62.8 percent in 1992 and 60.2 percent in 1991. Monthly pay revenue per average pay unit declined from $9.02 to $8.53.

     Operating and selling, general and administrative expenses, excluding depreciation and amortization, grew 6.0 percent in 1992 compared with 1991, reflecting continued operating efficiencies. Depreciation and amortization grew slightly in 1992, largely as a result of the Community Cablevision Company acquisition in October 1992.

     Times Mirror Cable's operating profit improved 11.9 percent between years despite a $3.7 million charge related to an expected loss on an anticipated sublease for facilities in Orange County, California. Excluding the sublease charge, 1992 operating profit would have increased by 16.9 percent, primarily on the higher revenues.

     Net income in 1992 declined 14.6 percent from the prior year. This reduction reflects a higher effective tax rate, lower gains from the sales of assets, and a $4.6 million cumulative adjustment for the adoption of the new accounting standard for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Times Mirror Cable's cash requirements are funded primarily by its operating activities. Cash in excess of day-to-day operating requirements is transferred to the Company as part of a centralized cash management system. If funds are needed, Times Mirror Cable obtains them from the Company through an intercompany advance. Times Mirror Cable had intercompany advances due from the Company of $21.6 million and $28.6 million at December 31, 1993 and March 31, 1994, respectively.

     Net cash from operations in 1993 declined $28.5 million from the prior year primarily as a result of a fluctuation in income taxes payable. Net cash from operations in the first quarter of 1994 increased by $3.4 million compared to the same period in 1993.

     Times Mirror Cable invests heavily in its cable plant, continually replacing and modernizing its technology by rebuilding and upgrading its systems with fiber optic cable. Capital expenditures increased more than 40 percent in 1993, continuing a substantial upward trend that began in 1992 when capital expenditures rose 36.3 percent from the prior year. Times Mirror Cable is obligated to spend approximately $118 million in capital expenditures in 1994 for upgrades, line extensions and new equipment and has spent approximately $26.7 million in the first quarter of 1994. During 1992, Times Mirror Cable spent $110.9 million on acquisitions of cable television systems. In 1993, Times Mirror Cable disposed of its investment in QVC Network, Inc. and sold a small cable system in Texas, generating $91.7 million in net proceeds.

     The following table sets forth certain items from the Consolidated Statements of Cash Flows (in thousands):

                                                                                QUARTER ENDED
                                                YEAR ENDED DECEMBER 31,           MARCH 31,
                                                -----------------------     ---------------------
                                                  1992          1993          1993         1994
                                                ---------     ---------     --------     --------
Net cash provided by operating activities.....  $ 143,791     $ 115,255     $ 33,076     $ 36,478
Proceeds from disposal of assets..............     14,952        91,665           --           --
Acquisitions of cable television systems......   (110,910)       (1,413)      (1,413)          --
Capital expenditures..........................    (82,333)     (116,914)     (22,621)     (26,674)
Other, net....................................      4,721        (7,868)      (6,552)       3,678
                                                ---------     ---------     --------     --------
Cash to (from) parent.........................  $ (29,779)    $  80,725     $  2,490     $ 13,482
                                                =========     =========     ========     ========

EFFECTS OF INFLATION

     The net effect of inflation on operations has not been material in the last few years because of the relatively low rate of inflation during this period and because of efforts by Times Mirror Cable to lessen the effect of rising costs through a strategy of improving productivity, controlling costs and, where regulatory and competitive conditions permit, increasing rates.

RECENT LEGISLATION

     In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (1992 Cable Act). This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates, particularly in the areas of rate regulation and the retransmission of broadcast television signals.

     The FCC was authorized to establish rulemakings to implement various provisions of the 1992 Cable Act, including rate regulation. An FCC-mandated basic and cable programming service rate freeze, which became effective in April 1993 and was scheduled to expire in mid-February 1994, was extended to May 15, 1994. The April 1993 rate regulations also adopted a benchmark price cap system for measuring the reasonableness of existing basic and cable programming service tier rates (other than per-event or per-channel service rates), and a formula for evaluating future rate increases. Alternatively, cost-of-service measurements to justify rates above the applicable benchmarks are also permitted. In general, under the April 1993 rules, the reduction for existing basic and cable programming service tier rates would be to the greater of the applicable benchmark level or the rates in force as of September 30, 1992, minus 10 percent adjusted forward for inflation. Future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs such as taxes, franchise fees and programming costs that exceed the inflation index.

     The April 1993 rate regulations became effective September 1, 1993. In accordance with these regulations, Times Mirror Cable repackaged certain existing cable services and introduced a new method of offering certain cable services. Basic and cable programming service rates, related equipment and installation charges, and additional outlet charges were also adjusted so as to bring these rates and charges into compliance with the applicable benchmark or cost levels. In connection with the September 1993 rate regulations, Times Mirror Cable adopted an a la carte pricing strategy for certain cable services. In January 1994, Times Mirror Cable answered FCC inquiries about the a la carte pricing, and has not yet received a final determination on those inquiries from the FCC. Management believes that Times Mirror Cable's revenue neutral a la carte pricing is less likely to be forced back into regulated tiers. The revised additional outlet charge, despite being lower than additional outlet charges established prior to regulation, has drawn complaints from a few franchise authorities, which remain unresolved by the FCC. Because the additional outlet charge recovers allocable non-basic cable programming costs, Times Mirror Cable does not believe that the franchise authorities are authorized to regulate these charges.

     The FCC's September 1993 guidelines were significantly modified on February 11, 1994. Among other things, the FCC ordered a further reduction of 7 percent in basic and cable programming service rates in effect on September 30, 1992, if those rates exceed a new per-channel benchmark to be recomputed by the FCC. This would result in an overall reduction of 17 percent in basic and cable programming service rates in effect on September 30, 1992. The guidelines to implement this most recent modification were released on March 30, 1994. Management estimates that, when implemented in July 1994, these recent modifications by the FCC will reduce revenues for the remainder of 1994 by approximately $5 million. In addition, it is possible that pursuant to further review by the franchising authorities and the FCC, certain additional rate reductions may be required. Various cable operators have pending litigation challenging certain aspects of the 1992 Cable Act. The outcome of this litigation cannot be predicted.

ITEM 7. FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................   29
Consolidated Balance Sheets, December 31, 1992 and 1993 and (Unaudited) March 31,
  1994................................................................................   30
Consolidated Statements of Income, Years Ended December 31, 1991, 1992 and 1993 and
  (Unaudited) Three Months Ended March 31, 1993 and 1994..............................   31
Consolidated Statements of Shareholder's Equity, Years Ended December 31, 1991, 1992
  and 1993 and (Unaudited) Three Months Ended March 31, 1994..........................   32
Consolidated Statements of Cash Flows, Years Ended December 31, 1991, 1992 and 1993
  and (Unaudited) Three Months Ended March 31, 1993 and 1994..........................   33
Notes to Consolidated Financial Statements............................................   34

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
Times Mirror Cable Television, Inc.

     We have audited the accompanying consolidated balance sheets of Times Mirror Cable Television, Inc. as of December 31, 1992 and 1993 and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Times Mirror Cable Television, Inc. at December 31, 1992 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note H to the consolidated financial statements, in 1992 the Company changed its method of accounting for income taxes.

                                                      ERNST & YOUNG

Los Angeles, California
February 3, 1994

                      TIMES MIRROR CABLE TELEVISION, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)


                                     ASSETS

                                                              DECEMBER 31
                                                        -----------------------        MARCH 31
                                                          1992           1993            1994
                                                        -------        -------        -----------
                                                                                      (UNAUDITED)
Cash..................................................  $  3,615       $  3,123        $   3,238
Accounts receivable, less allowance for doubtful
  accounts of $732, $1,753 and $1,529.................    35,451         37,548           34,519
Notes receivable......................................     4,079          3,445            3,445
Net plant and equipment...............................   411,520        447,659          453,972
Amounts due from The Times Mirror Company.............                   24,352              689
Intangible assets, net................................   264,947        240,523          236,677
Other assets..........................................    22,491         25,774           31,784
                                                        --------       --------        ---------
                                                        $742,103       $782,424        $ 764,324
                                                        ========       ========        =========

                     LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts payable......................................  $ 35,568       $ 34,631        $  27,904
Unearned income.......................................    19,588         21,312           20,890
Accrued liabilities...................................    14,329         18,542           17,903
Deferred income taxes.................................    83,983         76,763           76,322
Other liabilities.....................................    25,755         24,498           21,778
Amounts due to The Times Mirror Company...............    67,844
                                                        --------       --------        ---------
                                                         247,067        175,746          164,797
                                                        --------       --------        ---------
Commitments and contingencies (Note I)
Shareholder's equity:
  Common stock, $1.00 par value, 1,000 shares
     authorized and outstanding.......................         1              1                1
  Additional paid-in capital..........................   319,993        319,993          319,993
  Retained earnings...................................   175,042        286,684          276,328
  Net unrealized gain on securities...................                                     3,205
                                                        --------       --------        ---------
          Total shareholder's equity..................   495,036        606,678          599,527
                                                        --------       --------        ---------
                                                        $742,103       $782,424        $ 764,324
                                                        ========       ========        =========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                             (THOUSANDS OF DOLLARS)

                                                                               THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31            MARCH 31
                                              ------------------------------   -------------------
                                                1991       1992       1993       1993       1994
                                              --------   --------   --------   --------   --------
                                                                                  (UNAUDITED)
Revenues....................................  $394,133   $423,134   $470,409   $113,234   $122,968
Costs and Expenses:
  Operating.................................   172,505    180,868    193,816     47,206     53,441
  Selling, general and administrative.......    70,986     77,282     78,470     16,970     18,136
  Depreciation and amortization.............    76,499     78,314     95,336     23,016     24,332
  Sublease charge (reversal)................                3,700     (3,700)
                                              --------   --------   --------   --------   --------
                                               319,990    340,164    363,922     87,192     95,909
                                              --------   --------   --------   --------   --------
Operating Profit............................    74,143     82,970    106,487     26,042     27,059
  Intercompany interest income (expense)....     3,077       (589)      (802)      (981)       419
  Gain on disposal of assets................    14,111      8,673     86,799
  Other, net................................       284      1,256     (1,354)         7        116
                                              --------   --------   --------   --------   --------
                                                17,472      9,340     84,643       (974)       535
                                              --------   --------   --------   --------   --------
Income before income taxes and cumulative
  effect of change in accounting
  principle.................................    91,615     92,310    191,130     25,068     27,594
Provision for income taxes..................    34,904     39,213     79,488     10,636     11,950
                                              --------   --------   --------   --------   --------
Income before cumulative effect of change in
  accounting principle......................    56,711     53,097    111,642     14,432     15,644
Cumulative effect of change in accounting
  for income taxes..........................               (4,635)
                                              --------   --------   --------   --------   --------
Net income..................................  $ 56,711   $ 48,462   $111,642   $ 14,432   $ 15,644
                                              ========   ========   ========   ========   ========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                  (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                            NET
                                                COMMON STOCK     ADDITIONAL              UNREALIZED
                                               ---------------    PAID IN     RETAINED    GAIN ON
                                               SHARES   AMOUNT    CAPITAL     EARNINGS   SECURITIES    TOTAL
                                               ------   ------   ----------   --------   ----------   --------
Balance at January 1, 1991...................  1,000     $1      $ 319,993    $164,617                $484,611
  Dividends to The Times Mirror Company......                                  (31,380)                (31,380)
  Net income.................................                                   56,711                  56,711
                                               ------            ---------    --------                --------
Balance at December 31, 1991.................  1,000      1        319,993     189,948                 509,942
  Dividends to The Times Mirror Company......                                  (63,368)                (63,368)
  Net income.................................                                   48,462                  48,462
                                               ------            ---------    --------                --------
Balance at December 31, 1992.................  1,000      1        319,993     175,042                 495,036
  Net income.................................                                  111,642                 111,642
                                               ------            ---------    --------                --------
Balance at December 31, 1993.................  1,000      1        319,993     286,684                 606,678
                                               ------            ---------    --------                --------
  Dividends to The Times Mirror Company......                                  (26,000)                (26,000)
  Net income (unaudited).....................                                   15,644                  15,644
  Effect of adoption of SFAS No. 115
     (unaudited).............................                                              $7,013        7,013
  Change in unrealized gain on securities
     (unaudited).............................                                              (3,808)      (3,808)
                                               ------    --      ---------    --------     ------     --------
Balance at March 31, 1994 (unaudited)........  1,000     $1      $ 319,993    $276,328     $3,205     $599,527
                                               =====     ==      =========    ========     ======     ========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                                        THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31              MARCH 31
                                                    --------------------------------   ---------------------
                                                      1991       1992        1993        1993         1994
                                                    --------   ---------   ---------   --------     --------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................  $ 56,711   $  48,462   $ 111,642   $ 14,432     $ 15,644
Items not requiring cash:
  Depreciation and amortization...................    76,499      78,314      95,336     23,016       24,332
  Gain on disposal of assets......................   (14,111)     (8,673)    (86,799)
  Cumulative effect of change in accounting
     principle....................................                 4,635
  Provision (benefit) for deferred income taxes...    (2,977)      4,192       2,216        474          540
  Changes in assets and liabilities:
     Accounts receivable..........................       134      (5,300)     (2,097)     1,458        3,029
     Accounts payable.............................    (6,433)      4,218       2,052     (8,216)     (10,520)
     Income taxes payable.........................     3,568       8,207     (10,579)    (4,171)      10,735
  Other, net......................................     8,570       9,736       3,484      6,083       (7,282)
                                                    --------   ---------   ---------   --------     --------
Net cash provided by operating activities.........   121,961     143,791     115,255     33,076       36,478

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures..............................   (60,426)    (82,333)   (116,914)   (22,621)     (26,674)
Acquisitions, net of cash acquired................   (16,531)   (110,910)     (1,413)    (1,413)
Proceeds from disposal of assets..................    20,224      14,952      91,665
Other, net........................................      (842)       (566)     (5,371)    (5,162)
                                                    --------   ---------   ---------   --------     --------
Net cash used in investing activities.............   (57,575)   (178,857)    (32,033)   (29,196)     (26,674)

CASH FLOWS FROM FINANCING ACTIVITIES
Changes in advance to The Times Mirror Company....   (26,400)     93,147     (80,725)    (2,490)      (6,982)
Repayment of debt.................................    (8,810)
Cash dividends to The Times Mirror Company........   (31,380)    (63,368)                             (6,500)
Increase (decrease) in book overdrafts............     3,766       3,439      (2,989)      (416)       3,793
                                                    --------   ---------   ---------   --------     --------
Net cash provided by (used in) financing
  activities......................................   (62,824)     33,218     (83,714)    (2,906)      (9,689)
                                                    --------   ---------   ---------   --------     --------
Increase (decrease) in cash.......................     1,562      (1,848)       (492)       974          115
Cash at beginning of period.......................     3,901       5,463       3,615      3,615        3,123
                                                    --------   ---------   ---------   --------     --------
Cash at end of period.............................  $  5,463   $   3,615   $   3,123   $  4,589     $  3,238
                                                    ========   =========   =========   ========     ========
Cash paid during the period for:

  Interest........................................  $    679   $   1,874   $   3,079   $  1,103     $    153
                                                    ========   =========   =========   ========     ========
  Income taxes....................................  $ 28,539   $  31,992   $  79,393   $  6,866     $  3,862
                                                    ========   =========   =========   ========     ========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

 NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements of Times Mirror Cable Television, Inc. (TMCT) represent the combined operations of all of the cable television systems (Times Mirror Cable) owned by The Times Mirror Company (the Company) during the three years ended December 31, 1993. On December 22, 1993, ownership of certain cable television subsidiaries was transferred from the Company to TMCT. As a result, at December 31, 1993, TMCT was the sole owner of all cable television systems for the Company. Shares, common stock and additional paid-in capital amounts listed in the consolidated statements of shareholder's equity are for TMCT, while the retained earnings, net income and cash flows are for Times Mirror Cable. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in which the ownership interest is 20 percent to 50 percent are accounted for by the equity method.

     The Company's historical basis in assets and liabilities of the transferred cable systems has been carried over. The historical consolidated financial statements do not necessarily reflect the results of operations or financial position that would have existed had Times Mirror Cable been an independent company. The Company provides certain legal services, tax compliance and planning reviews, risk management and various other corporate services to Times Mirror Cable. The cost of these services is not material and is not included in the consolidated financial statements of Times Mirror Cable.

  Changes in Accounting Principles

     Effective January 1, 1992, Times Mirror Cable adopted the new accounting principle for income taxes. This change in accounting is described in Note H.

     Effective January 1, 1994, Times Mirror Cable adopted the new accounting principle for investments in securities. This change in accounting is described in Note G.

  Plant and Equipment

     Plant and equipment is recorded at cost. Construction costs, including direct and indirect operating expenses incurred prior to the first subscriber revenue on a system or incurred during the construction of transmission and distribution systems, are capitalized. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements are capitalized.

Depreciation is provided on a straight-line basis over the estimated useful lives as follows:

        Cable television transmission and distribution systems...........    3-12 years
        Buildings........................................................      20 years
        Miscellaneous property, plant and equipment......................     3-5 years

  Revenue Recognition

     Times Mirror Cable bills its customers in advance and recognizes revenue as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disabling services to subscribers delinquent greater than 60 days.

  Franchise Costs

     Franchise costs, primarily the estimated fair value of franchise rights obtained through the acquisition of cable television systems, are amortized on a straight-line basis over the lives of the related franchise

                      TIMES MIRROR CABLE TELEVISION, INC.

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

agreements, generally 10 to 15 years. Accumulated amortization was $13,121,000 and $20,155,000 at December 31, 1992 and 1993, respectively. Amortization expense amounted to $2,451,000 for 1991, $3,536,000 for 1992 and $7,197,000 for
1993.

  Covenants-Not-to-Compete

     The cost of covenants-not-to-compete is amortized on a straight-line basis over the contractual lives of the covenants, generally from 5 to 10 years. Accumulated amortization was $7,448,000 and $8,888,000 at December 31, 1992 and 1993, respectively. Amortization expense amounted to $1,891,000 for 1991, $2,327,000 for 1992 and $3,819,000 for 1993.

  Goodwill

     Goodwill recognized in business combinations is amortized on a straight-line basis over 40 years. Accumulated amortization was $45,576,000 and $50,117,000 at December 31, 1992 and 1993, respectively. Amortization expense amounted to $5,457,000 for 1991, $5,122,000 for 1992 and $5,406,000 for 1993.

  Retirement Plan

     Times Mirror Cable generally provides defined pension benefits to all employees based on years of service and the employee's compensation during the last five years of employment. Prior to December 31, 1992, these benefits were primarily provided under the Times Mirror Cable Television, Inc. Pension Plan (the Times Mirror Cable Plan) in conjunction with The Times Mirror Employee Stock Ownership Plan. On December 31, 1992, the Times Mirror Cable Plan was merged with The Times Mirror Pension Plan. Benefits were not changed and funding is not expected to be required in the near future.

     Net periodic pension expense for 1993 was estimated by an actuary under the assumption that the Times Mirror Cable Plan continued to be a stand-alone plan.

  Unaudited Interim Financial Statements

     The consolidated financial statements as of March 31, 1994 and for the three months ended March 31, 1993 and 1994 include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

NOTE B -- CASH MANAGEMENT SYSTEM

     Times Mirror Cable participates in the Company's cash management system, where the bank sends daily notification of checks presented for payment. The Company transfers funds from other sources to cover the checks presented for payment. This program generally results in a book overdraft as a result of checks outstanding. At December 31, 1992 and 1993, these book overdrafts of $7,788,000 and $5,042,000, respectively, have been reclassified to accounts payable.

NOTE C -- ACQUISITIONS

     In mid-1992, the Company acquired 20 percent of Community Cablevision Company, which operates systems serving approximately 42,000 subscribers in Orange County, California. The remaining 80 percent was acquired on October 1, 1992, bringing the total purchase price to $108,500,000. This acquisition was accounted for by the purchase method. The operations of this company are reflected in the consolidated financial statements from October 1, 1992. This acquisition resulted in goodwill of $6,233,000, which is being

                      TIMES MIRROR CABLE TELEVISION, INC.

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

amortized over 40 years. Pro forma results for 1992, assuming this acquisition occurred on January 1, are not materially different from the results reported.

     Various other small acquisitions were made during 1991 and 1992, totaling $16,531,000 and $2,910,000, respectively. These acquisitions were not significant to Times Mirror Cable's consolidated financial results or consolidated balance sheet.

NOTE D -- DISPOSITIONS

During 1993, Times Mirror Cable disposed of its investment in QVC Network, Inc. common stock for a gain of $75,740,000 and sold a small cable system for a gain of $11,059,000.

During 1992, Times Mirror Cable sold two of its Texas cable television systems for a gain of $8,673,000.

During 1991, Times Mirror Cable sold its investment in Turner Broadcasting System, Inc. and certain assets in Arizona for a gain of $14,111,000.

NOTE E -- PLANT AND EQUIPMENT

Plant and equipment consist of the following (in thousands):

                                                                     DECEMBER 31
                                                               -----------------------
                                                                 1992          1993
                                                               ---------     ---------
        Land.................................................  $   2,640     $   2,690
        Buildings............................................      8,619         8,739
        Cable television transmission and distribution
          systems............................................    761,696       832,891
        Miscellaneous property, plant and equipment..........     22,201        22,786
                                                               ---------     ---------
                                                                 795,156       867,106
        Less accumulated depreciation and amortization.......   (383,636)     (419,447)
                                                               ---------     ---------
                                                               $ 411,520     $ 447,659
                                                               =========     =========

NOTE F -- INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

                                                                      DECEMBER 31
                                                                 ---------------------
                                                                   1992         1993
                                                                 --------     --------
        Goodwill...............................................  $214,227     $203,776
        Franchise costs........................................    83,771       84,595
        Covenants-not-to-compete...............................    33,094       31,312
                                                                 --------     --------
                                                                  331,092      319,683
        Less accumulated amortization..........................   (66,145)     (79,160)
                                                                 --------     --------
                                                                 $264,947     $240,523
                                                                 ========     ========

NOTE G -- FINANCIAL INSTRUMENTS AND OFF-BALANCE-SHEET OBLIGATIONS

     At December 31, 1993, Times Mirror Cable had outstanding letters of credit aggregating $1,623,000. These letters of credit are guaranteed by the Company.

                      TIMES MIRROR CABLE TELEVISION, INC.

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

     The fair value of marketable equity securities is based on quoted market prices. The fair value of nonmarketable equity securities is based on quoted market prices, although the sale of nearly all of these securities is restricted until 1994. The carrying amounts and fair market value of these financial instruments is as follows (in thousands):

                                                                          DECEMBER 31
                                                           -----------------------------------------
                                                                  1992                   1993
                                                           ------------------     ------------------
                                                           CARRYING    FAIR       CARRYING    FAIR
                                                            AMOUNT     VALUE       AMOUNT     VALUE
                                                           --------   -------     --------   -------
Marketable equity securities.............................   $3,795    $48,502      $2,500    $ 5,843
Nonmarketable equity securities..........................                           6,071     14,567

     In addition, Times Mirror Cable is a partner or shareholder in certain investments for which the determination of fair value is not practicable. The carrying value of these investments was $619,000 at December 31, 1992 and $536,000 at December 31, 1993.

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115) was adopted by Cable on January 1, 1994. SFAS 115 requires that certain investments be stated at fair market value in the balance sheet. Changes in fair market value are either included in earnings, or reported as a separate component of shareholder's equity, depending on various criteria. Upon adoption of SFAS 115, Times Mirror Cable recorded an unrealized net gain of $7,013,000 as an increase to shareholder's equity.

NOTE H -- INCOME TAXES

     Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," was adopted in 1992. A cumulative adjustment decreasing income by $4,635,000 was recorded as of January 1, 1992. There was no other significant effect on 1992 earnings. Prior year financial statements have not been restated.

     Times Mirror Cable is included in several of the Company's consolidated tax returns, primarily the consolidated Federal income tax return, the combined California franchise tax return and the combined state income tax returns in Illinois and Connecticut. The consolidated Federal income tax returns for 1988 through 1990, and the combined California franchise tax return for 1987, are presently under audit. The Company intends to indemnify Times Mirror Cable through year-end 1993 for tax shortfalls, if any, arising from current or subsequent tax-related audits.

     Income tax expense (benefit), which is computed as if Times Mirror Cable filed separate income tax returns, consists of the following (in thousands):

                                                             1991        1992        1993
                                                            -------     -------     -------
    Current
      Federal.............................................  $30,353     $26,281     $60,638
      State...............................................    7,528       8,740      16,634
    Deferred:
      Federal.............................................   (3,052)      4,578       1,274
      State...............................................       75        (386)        942
                                                            -------     -------     -------
                                                            $34,904     $39,213     $79,488
                                                            =======     =======     =======

                      TIMES MIRROR CABLE TELEVISION, INC.

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

     The tax effect of temporary differences results in deferred income tax assets (liabilities) as follows (in thousands):

                                                                      DECEMBER 31
                                                                 ---------------------
                                                                   1992         1993
                                                                 --------     --------
        Accelerated depreciation...............................  $(86,736)    $(88,830)
        Franchise costs........................................    (9,225)      (1,852)
        Retirement and employee benefits.......................    (3,809)      (1,713)
        State income taxes.....................................     7,234        8,481
        Other deferred tax assets..............................     8,953        7,291
        Other deferred tax liabilities.........................      (400)        (140)
                                                                 --------     --------
                                                                 $(83,983)    $(76,763)
                                                                 ========     ========

     Prior to January 1, 1992, deferred income taxes were provided on timing differences between book and taxable income. A deferred income tax benefit of $2,977,000 for 1991 resulted primarily from accelerated depreciation.

     The difference between actual income tax expense and the federal statutory income tax expense for income before income taxes is reconciled as follows (in thousands):

                                                         1991        1992        1993
                                                        -------     -------     -------
        Federal statutory income tax rate.............       34%         34%         35%
        Federal statutory income tax expense..........  $31,149     $31,385     $66,896
        State income tax, net of Federal effect.......    5,018       5,514      11,424
        Goodwill amortization not deductible for tax
          purposes....................................    1,855       1,742       1,892
        Other.........................................   (3,118)        572        (724)
                                                        -------     -------     -------
                                                        $34,904     $39,213     $79,488
                                                        =======     =======     =======

NOTE I -- COMMITMENTS AND CONTINGENCIES

     As of December 31, 1993, Times Mirror Cable had contractual commitments to construct or acquire cable distribution systems in the normal course of business totaling $19,912,000.

     Times Mirror Cable is largely self-insured for workers compensation, group health benefits and certain other loss contingencies. The consolidated financial statements reflect liabilities for these contingencies, including incurred but not reported losses, of $2,821,000 and $4,260,000 at December 31, 1992 and 1993, respectively.

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (1992 Cable Act), which substantially amends the provisions of the Cable Communications Policy Act of 1984 (1984 Cable
Act), as amended, and greatly expands federal and local regulation of the cable communications industry. Among other matters, the 1992 Cable Act provides for the regulation of basic and cable programming services (other than per-event and per-channel services), allows broadcast television stations to choose either "must carry" rights or retransmission consent rights, regulates the sale of cable programming and implements other operational requirements.

     The 1992 Cable Act is in the process of being implemented by the Federal Communications Commission (FCC) through various rulemaking proceedings. In April 1993, the FCC adopted regulations governing rates for basic and cable programming services which became effective on September 1, 1993. Times Mirror Cable

                      TIMES MIRROR CABLE TELEVISION, INC.

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

implemented the FCC's requirements that became effective on September 1, 1993 in a manner management believes is consistent with the regulations promulgated by the FCC and which somewhat mitigated the impact on revenues to the extent legally permitted.

     On February 22, 1994 the FCC significantly modified the September 1993 rate regulations. The reregulation activities are designed to reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). In addition, an FCC-mandated basic and cable programming service rate freeze, which became effective in April 1993 and was scheduled to expire in mid-February 1994, had been extended to May 15, 1994. The FCC released the text of its February 22, 1994 decision on March 30, 1994. Management estimates that, when implemented in July 1994, these recent modifications by the FCC will reduce revenues for the remainder of 1994 by approximately $5,000,000. This reduction is in addition to the impact of the regulations adopted in 1993.

     American Cable Television, Inc. (ACT), a subsidiary of TMCT, has exclusive rights to televise twenty of the Phoenix Suns' basketball games each season. ACT will pay at least $17,500,000, but no more than $20,540,000, over a ten-year period beginning October 1993. A previous agreement between ACT and the Phoenix Suns, which was superseded in October 1993, resulted in payments aggregating $9,750,000 between January 1991 and September 1993.

     A complaint was filed on December 9, 1993 claiming that the above described agreement between the Phoenix Suns (Suns) and ACT violates antitrust laws. CableAmerica Corporation and Insight Communications Company filed and served the complaint in United States District Court for the District of Arizona against TMCT and the Suns alleging that TMCT and the Suns acting in concert, and TMCT independently, violated the antitrust laws of the United States and Arizona. Plaintiffs seek the award of actual, unspecified damages, trebled, injunctive relief, and their costs and attorneys fees. Under an indemnification provision in the contract between ACT and the Suns, ACT has assumed the defense of the claims against the Suns. The Suns have retained separate counsel. TMCT believes that it has meritorious defenses. Answers have been filed and discovery has commenced. Although TMCT cannot predict the ultimate legal liability that may arise from this claim, the resolution should not have a material adverse effect on Times Mirror Cable's consolidated financial position.

     Times Mirror Cable Television of San Diego County, Inc. (TMCT/SD) was served by the office of the District Attorney of the County of San Diego with a subpoena to produce documents and answer interrogatories relating to an investigation of the cable television industry in the San Diego County, California area. This investigation is apparently being conducted industry-wide and generally relates to the manner in which cable television services are provided to customers in the San Diego area. TMCT/SD was recently informed that the District Attorney may file a civil action alleging purported violations of the California Business and Professions Code, unless the parties are able to resolve the matter before then. The resolution of this investigation is not expected to have a material adverse effect on Times Mirror Cable's consolidated financial position.

     Various other lawsuits and claims arising in the ordinary course of business are pending against Times Mirror Cable, none of which are expected to have a material adverse effect on Times Mirror Cable's consolidated financial position.

                      TIMES MIRROR CABLE TELEVISION, INC.

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

NOTE J -- RETIREMENT PLANS

     Retirement plan expense of $951,000 for 1991, $1,824,000 for 1992 and $3,305,000 for 1993 includes net periodic pension (income) expense as follows (in thousands):

                                                             1991      1992      1993
                                                            -------   -------   -------
        Service cost -- benefits earned during period.....  $ 1,856   $ 2,635   $ 3,404
        Interest cost on projected benefit obligation.....    1,282     1,616     2,022
        Return on plan assets.............................   (2,658)   (3,130)   (3,294)
        Net amortization and deferral.....................     (560)     (479)     (106)
                                                            -------   -------   -------
        Net periodic pension (income) expense.............  $   (80)  $   642   $ 2,026
                                                            =======   =======   =======

Assumptions used in the actuarial computations were:

                                                                    DECEMBER 31
                                                             -------------------------
                                                             1991      1992      1993
                                                             -----     -----     -----
        Discount rate......................................   7.5%      7.0%      7.5%
        Rate of increase in compensation levels............  6.25%     6.25%     6.25%
        Expected long-term rate of return on assets........  10.0%     10.0%     9.75%

The following table sets forth the amounts recognized in the consolidated balance sheets (in thousands):

                                                                       DECEMBER 31
                                                                   -------------------
                                                                    1992        1993
                                                                   -------     -------
        Actuarial present value of benefit obligations:
          Vested.................................................  $15,077     $16,017
          Nonvested..............................................      719         664
                                                                   -------     -------
        Accumulated benefit obligations..........................  $15,796     $16,681
                                                                   =======     =======
        Projected benefit obligations............................  $28,889     $30,160
        Pension assets at fair value.............................   32,574      37,604
                                                                   -------     -------
        Excess of assets over projected benefit obligations......    3,685       7,444
        Unrecognized net loss from past experience different
          from that assumed......................................   11,634       6,783
        Prior service cost not yet recognized....................     (149)       (112)
        Unrecognized net asset being amortized over 15 years.....   (6,335)     (5,543)
                                                                   -------     -------
        Prepaid pension cost.....................................  $ 8,835     $ 8,572
                                                                   =======     =======

     Projected benefit obligations decreased by $3,660,000 at December 31, 1993 as a result of the change in the discount rate. Pension assets of $32,574,000 and $37,604,000 at December 31, 1992 and 1993, respectively, are not segregated or restricted for Times Mirror Cable's pension obligations, except to the extent that such assets represent allocated shares of The Times Mirror Employee Stock Ownership Plan (ESOP). ESOP benefits are coordinated with the defined benefits. If ESOP benefits are greater than the defined benefit, participants receive the larger benefit. The fair market value of ESOP shares included in the above pension assets was approximately $6,350,000 and $8,453,000 at December 31, 1992 and 1993, respectively. The remaining pension assets of $26,224,000 and $29,151,000 at December 31, 1992 and 1993, respectively, are unrestricted pension assets of The Times Mirror Pension Plan.

     Substantially all of the Company's employees over age 21 with one year of service are eligible to participate in the Savings Plus Plan of the Company. Eligible employees may contribute from 1 percent to 13

                      TIMES MIRROR CABLE TELEVISION, INC.

    (INFORMATION AS OF MARCH 31, 1993 AND SUBSEQUENT TO DECEMBER 31, 1993 IS
                                   UNAUDITED)

percent of their basic compensation. Times Mirror Cable makes matching contributions equal to 50 percent of the employee before-tax contributions from 1 percent to 6 percent. Employees may choose among five investment options for investing their contributions and Times Mirror Cable's matching contribution.

NOTE K -- LEASES

     Rental expense under operating leases amounted to $11,418,000, $12,201,000 and $12,214,000 in 1991, 1992 and 1993, respectively. Future minimum lease payments as of December 31, 1993 for all noncancelable operating leases are as follows (in thousands):

                        1994...............................  $ 4,480
                        1995...............................    4,031
                        1996...............................    3,412
                        1997...............................    2,735
                        1998...............................    2,390
                        Thereafter.........................   10,578
                                                             -------
                                                             $27,626
                                                             =======

NOTE L -- RELATED PARTY TRANSACTIONS

  Amounts Due To (From) The Times Mirror Company

     The amounts due to (from) The Times Mirror Company are generally due on demand and represent the net of various transactions as follows (in thousands):

                                                         DECEMBER 31
                                                     --------------------       MARCH 31
                                                      1992         1993           1994
                                                     -------     --------     ------------
                                                                              (UNAUDITED)
        Advances due to (from) The Times Mirror
          Company..................................  $59,149     $(21,576)      $(28,558)
        Dividend payable...........................                               19,500
        Other intercompany due from The Times
          Mirror Company...........................   (1,671)      (2,563)        (2,153)
        Income taxes payable (receivable)..........   10,366         (213)        10,522
                                                     -------     --------       --------
                                                     $67,844     $(24,352)      $   (689)
                                                     =======     ========       ========

     Advances due to (from) the Company bear interest at the Company's estimated ten-year financing rate. These interest rates are established at the beginning of each quarter and are as follows:

        QUARTER                                                   1991     1992     1993
        -------                                                   ----     ----     ----
        First...................................................   9%       8%       7%
        Second..................................................   9%       8%       7%
        Third...................................................   9%       8%       6%
        Fourth..................................................   8%       7%       6%

  Agreement With The Los Angeles Times

     Times Mirror Cable has various agreements with the Los Angeles Times, a division of the Company, to market newspaper subscriptions to cable subscribers in Southern California and exchange advertising on the cable systems for advertising in The Los Angeles Times' Sunday edition television guide. The aggregate amounts related to these transactions are not material.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          THE TIMES MIRROR COMPANY

                                          By  /s/ E. THOMAS UNTERMAN
                                             ------------------------
                                                  E. Thomas Unterman
                                                  Vice President and
                                                   General Counsel

June 10, 1994

                                           EXHIBIT INDEX
EXHIBIT
NUMBER                    DESCRIPTION
- - ------                    -----------
  23      Consent of Ernst & Young, Independent Auditors